Exhibit 10.48

October 21, 2004

Mr. Michael Murphy
Gentris Corporation
133 Southcenter Court, St, 400
Morrisville, NC 27560

Dear Michael:

Under Exhibit B-2 of our lease with Gentris, your company is given an option of adding change orders to the original tenant improvement contract of up to $10,000. For each $5,000 of tenant improvement money that is amortized into the rent, the rate will increase by $.08 per annum.

We have attached a copy of the change orders for your suite as of October 12th which total $5,000.00. By signing below, you are acknowledging the completion of the work and the correlating rent increase of $.08 per square foot per annum. We have attached a revised rent schedule for your records.

/s/Michael Murphy	25 Oct 2004
Michael Murphy	Date
Gentris Corporation

/s/Mitchell K. Adams	10-21-04
Michael K. Adams	Date
Vice President
Southport Business Park

Exhibit A

Change Orders

[Intentionally omitted.]

Exhibit B

Revised Rent Schedule

[Intentionally omitted.]